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                                                                   EXHIBIT 10.34



                   RESIGNATION AND GENERAL RELEASE AGREEMENT


     THIS RESIGNATION AND GENERAL RELEASE AGREEMENT (this "AGREEMENT"), made as of the 4th day of February, 1998, by and between JEROME J. LYDEN, an individual ("MR. LYDEN"), and APRIA HEALTHCARE GROUP INC., a Delaware corporation ("Apria"), is a resignation agreement which includes a general release of claims. In consideration of the covenants undertaken and the releases contained in this Agreement, Mr. Lyden and Apria agree as follows:

     1. Mr. Lyden shall voluntarily resign from his position as an officer and employee of Apria and all of its affiliates and subsidiaries by executing EXHIBIT A attached hereto, such resignation to be effective February 6, 1998.

     2. Mr. Lyden shall return to Apria and shall not take or copy in any form or manner any financial information, lists of customers, prices, and similar confidential and proprietary materials or information of Apria.

     3. a. Apria shall pay to Mr. Lyden the following amounts:

               (i) $250,000 in severance compensation, subject to standard withholding for federal and state taxes, which shall be payable as follows. On February 11, 1998, Apria shall make a lump-sum payment to Mr. Lyden of $83,000. The remaining $167,000 shall be payable in accordance with Apria's regular payroll procedures in 26 substantially equal installments over a 12-month period ending on the first regular payroll date after February 11, 1999; and

                      (ii) All earned but unpaid vacation pay, and any salary amounts earned but not yet paid, payable as promptly as practicable following February 6, 1998.

          b. In the event that, prior to March 20, 1998, Mr. Lyden becomes entitled to additional severance benefits pursuant to the terms of the letter attached hereto as EXHIBIT B, Apria shall make an additional lump sum payment to Mr. Lyden of $83,000 on the date of the change of control referenced in said letter, and an additional $167,000 shall be payable in accordance with Apria's regular payroll procedures in 26 substantially equal installments over a 12-month period ending on the first regular payroll date after the first anniversary date of said change of control.

          c. In the event that other comparable executives of Apria receive a discretionary payment under Apria's 1997 incentive compensation or other bonus plan, Apria shall pay Mr. Lyden, at the same time as the payments to such other executives, the amount of $10,000 in full satisfaction of any obligation to or entitlement of Mr. Lyden under such plan.


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     4. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Mr. Lyden of any violation of Apria's policies or procedures, or state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

     5. Except for (i) those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein,
(ii) any rights Mr. Lyden may have under Apria's incentive compensation or other bonus plan for 1997 or under his stock option agreements with Apria and any retirement, 401(k), SERP or similar benefit plans of Apria (including the Abbey Healthcare Group Incorporated Employees' Retirement Plan), and (iii) the continuing right to indemnification as provided by applicable law or in Apria's bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Mr. Lyden on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the "Apria Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or his voluntary resignation from employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

     Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, and except as provided below, Apria on behalf of itself and the Apria Releasees (to the extent the matter in question arises on the basis of their relationship to Apria) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Mr. Lyden and his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereinafter together and collectively (including Mr. Lyden) referred to as the "Lyden Releasees," from and with respect to


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any and all claims, demands, rights, liens, agreements, obligations, losses, damages, injuries, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, whether or not concealed or hidden, arising out of or in any way connected with Mr. Lyden's employment relationship with Apria or its successor, or his voluntary resignation from employment with Apria, or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, which Apria now owns or holds or has at any time heretofore owned or held as against any of the Lyden Releasees.

     6. It is the intention of Apria and Mr. Lyden in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Apria and Mr. Lyden hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Apria and Mr. Lyden, and each of them, acknowledge that either may hereafter discover claims or facts in addition to or different from those which either or both of them now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Apria and Mr. Lyden each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Apria and Mr. Lyden each acknowledge that it or he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

     7. a. The terms and conditions of this Agreement shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission ("SEC") or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Mr. Lyden will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Agreement or the events which led to its execution.

          b. Apria shall refer all requests for employment references or other inquiries relating to Mr. Lyden's employment with Apria from potential employers to either Mr. Dennis Walsh, Executive Vice President, Sales or Mr. Lawrence Higby, President and Chief Operating


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Officer, for response. Apria agrees that Mr. Walsh and Mr. Higby shall provide a positive, non-derogatory reference for Mr. Lyden that is consistent with the outline attached to this Agreement as EXHIBIT "C".

     8. Mr. Lyden will continue to keep confidential all confidential and proprietary Apria information, as required by Section 10 of the Executive Severance Agreement dated June 28, 1997 between Mr. Lyden and Apria. In this regard, Mr. Lyden acknowledges the continuing effectiveness, in accordance with their respective terms, of Sections 9 and 10 of said Executive Severance Agreement.

     9. Mr. Lyden expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Mr. Lyden further expressly acknowledges that:

          a. He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

          b. He was given a copy of this Agreement on January 5, 1998, and informed that he had 21 days within which to consider the Agreement; and

          c. He was informed that he has seven (7) days following the date of his execution of the Agreement in which to revoke the Agreement.

     10. Apria and Mr. Lyden each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

     11. Apria and Mr. Lyden acknowledge that any employment or contractual relationship between them will terminate on February 6, 1998, that they have no further employment or contractual relationship except as may arise out of this Agreement and that Mr. Lyden waives any right or claim to reinstatement as an employee of Apria and will not seek employment in the future with Apria.

     12. Mr. Lyden agrees that he shall be exclusively liable for the payment of all of his share of federal and state taxes which may be due as the result of the consideration received from the settlement of disputed claims as set forth herein.

     13. Mr. Lyden agrees that, following the termination of his employment with Apria, (i) he will, at no cost to him, cooperate with any reasonable request Apria may make for information or assistance with respect to any matter involving Mr. Lyden during his period of employment, and (ii) he will not disparage Apria at any time. Apria, on behalf of itself and the



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Apria Releasees, agrees that it will, to the extent reasonably practicable, cause its officers and directors not to disparage Mr. Lyden in any manner.

     14. This Agreement is an integrated document and constitutes and contains the entire agreement and understanding concerning Mr. Lyden's employment, voluntary resignation from the same and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof, and expressly releases all Apria Releasees from any obligations not covered herein, including, but not limited to Apria's Severance Pay Plan and, except as provided in the last sentence of Paragraph 8 above, the Executive Severance Agreement, dated June 28, 1997, between Mr. Lyden and Apria. This Agreement does not, however, affect Mr. Lyden's rights under any Apria retirement, 401(k), SERP or similar benefit plan, including the Abbey Healthcare Group Incorporated Employees' Retirement Plan. This Agreement also does not modify the provisions of any of Mr. Lyden's stock options. Prior to the execution and delivery of this Agreement, however, the Compensation Committee of Apria's Board of Directors has authorized amendments to Mr. Lyden's stock option agreements to provide that all of Mr. Lyden's vested stock options, representing the currently exercisable right to purchase a total of 27,460 shares of Apria's common stock, shall continue to be exercisable for said 27,460 shares during the six-month period following the termination of Mr. Lyden's employment, until August 6, 1998. Amendments confirming the extension of Mr. Lyden's right to exercise said options shall be executed and delivered to Mr. Lyden on or prior to February 11, 1998.

     15. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

     16. This Agreement has been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

     17. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

     18. Any dispute or controversy between Mr. Lyden on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Mr. Lyden's employment with any Apria Releasee or the termination of Mr. Lyden' s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of Section 15 of the Executive Severance Agreement between the parties dated as of June 28, 1997. APRIA AND MR. LYDEN ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE



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UNDER THIS AGREEMENT, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A
JUDICIAL RESOLUTION OF THE DISPUTE.

     19. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

     20. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Agreement and have had the opportunity to have the Agreement explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

     21. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement and which are not inconsistent with its terms.

     22. Mr. Lyden hereby declares as follows:

          I, Jerome J. Lyden, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

          I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

          I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the ____ day of February, 1998.



                                     -------------------------------------------
                                     Jerome J. Lyden


                                     APRIA HEALTHCARE GROUP INC.

                                     By:
                                        ----------------------------------------


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                                    EXHIBIT A



                                February 6, 1998



Mr. Lawrence M. Higby
President and Chief Operating Officer
Apria Healthcare Group Inc.
3560 Hyland Avenue
Costa Mesa, California 92626


Dear Larry:

     This is to advise you that, effective February 6, 1998, I hereby voluntarily resign my position as Senior Vice President, Sales and my employment in any other capacity with Apria Healthcare Group Inc. or any of its affiliates or subsidiaries.

                                   Sincerely yours,




                                   --------------------------------
                                   Jerome J. Lyden

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                                    EXHIBIT C

                            List of Discussion Points

Hire Date:     January 13, 1992

Abbey   --  Vice President Managed Care     08/92 - 09/94
Abbey   --  Senior Vice President Sales     09/94 - 06/95
Apria   --  Vice President Managed Care     06/95 - 04/97
Apria   --  Senior Vice President Sales     04/97 - 02/98

Voluntary resignation to pursue other interests, February 6, 1998.


RESULTS:

Managed Care:

- Built department from $18.0M in annual sales with 300 contracts and a staff of 3 to $400.0M in annual sales with 2,700 contracts and total staff of 85.
- Built Apria Direct (central intake) to 42,000 monthly calls, 3,000 orders and $1.6M in revenue per month.
-    Built centralized contracting function.
- Conducted "Audit for Profit" gross profit analysis of $300.0M in managed care revenue.

Senior Vice President Sales:

  Abbey:

-    1994 second half turnaround.
- Q3, Q4 1994 revenues of $232.6M versus Q1, Q2 1994 of $206.0M or 13% sales increase.
-    Q3, Q4 1994 operating income $32.4M versus Q1, Q2 1994 of
     $22.5M or 42% increase.
-    Q3, Q4 1994 EPS of $.87 versus Q1, Q2 1994 of $.51 or 70%
     increase.
- June 1995 revenue of $236.0M versus June 1994 revenue of $206.0M or 14% increase.
-    Built three-tiered sales force.

  Apria:

- Increased gross profit from 66% in April 1997 to 67.5% in December 1997 YTD.
- Launched aggressive Account Executive Expansion program resulting in 100 additional new hires in six months.
- Developed direct mail program to 5,000 pulmonologists with a 6% return rate.
-    Increased weekly sales call activity by 20%.
-    Designed company's first corporate sales training program.